FOR IMMEDIATE RELEASE: April 30, 2008

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Quarter Ended March 31, 2008

Medina, Ohio—April 30, 2008—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the quarter ended March 31, 2008, it had net income of $117,562, or $0.20 per diluted share, as compared with net income of $219,954, or $0.36 per diluted share for the same quarter in the prior year.

Mr. Edward McKeon, the Company’s President and Chief Executive Officer, explained “the differences are directly related to the normal costs supporting the bank’s growth, not to any subprime lending or troubled loan issues. Western Reserve Bank did not participate in any subprime activities and is not carrying any burden from that.”

The Company’s net interest margin for the first quarter 2008 increased to 3.72% when compared with 3.61% in the fourth quarter of 2007. This compares with 3.90% in the first quarter of 2007. Net interest income was $1,407,000 for the quarter, up $88,000, or 6.7% from the $1,319,000 in the first quarter of 2007. The improvement was primarily due to a decrease in funding costs and an increase in loan volume.

Offsetting the improved net interest margin was an increase of $102,500 in the provision for loan losses related to growth in the loan portfolio. Also, the first quarter of 2007 had benefited from a $43,000 recovery. Additionally, salaries and employee benefits increased, to $611,000 from $532,000, an increase of $79,000, or 14.8%. This is due to increased staffing related to growth, as well as increased medical insurance premiums.

Total assets increased to $162,512,000 at March 31, 2008, compared with $159,360,000 at December 31, 2007. This represents an increase of $3,152,000, or 2.0%. Loans increased significantly, by $10,184,000, or 8.4% in the first quarter, to $131,812,000. Nonperforming loans total $742,000, or 0.56% of total loans as of March 31, 2008. Deposits decreased slightly in the first quarter, down 1.6% to $139,233,000, from $141,429,000 at year-end. Shareholders’ equity was $14,203,000, compared with $13,929,000 at year-end 2007. The Company’s book value per share at March 31, 2008 was $24.39, up from $24.05 at December 31, 2007.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. The bank expanded into Brecksville in 2004. Western Reserve Bancorp, Inc. stock is held by approximately 505 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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